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Exhibit 99.1

AEROFLEX TO BE ACQUIRED BY COBHAM PLC FOR APPROXIMATELY $1.46 BILLION

Aeroflex shareholders to receive $10.50 per share in cash

        PLAINVIEW, N.Y.—May 20, 2014—Aeroflex Holding Corp. (NYSE:ARX), a leading global provider of high performance microelectronic components and test and measurement equipment, today announced that it has entered into a merger agreement with Cobham plc (LSE: COB.LN), a UK-listed company that designs and manufactures a wide range of equipment, specialized systems and components for the aerospace, defense, energy, and electronics industries. Under the terms of the transaction, Cobham will acquire Aeroflex for $10.50 per share in cash. Total transaction value is approximately $1.46 billion, including the assumption of Aeroflex's net debt of $540 million at March 31, 2014

        The agreement, which has been approved by Aeroflex's Board of Directors, represents a premium of approximately 26.1% over Aeroflex's closing stock price on May 19, 2014, the last trading day prior to the announcement of the transaction, and a 28.4% premium to Aeroflex's volume-weighted average price over the prior 30 trading days.

        "This all-cash, premium transaction provides significant and immediate value to our stockholders," said Len Borow, Aeroflex's Chief Executive Officer. "We believe Aeroflex and Cobham are a natural fit and that Aeroflex will benefit from the larger scale, market presence, and resources of the combined organization. We look forward to working with Cobham to ensure a seamless integration for our teams and customers around the world."

        The transaction, which is expected to close during the third calendar quarter of 2014, is subject to regulatory approvals, including the Committee on Foreign Investment in the United States and Hart-Scott-Rodino Antitrust Improvements Act of 1976, the approval of Aeroflex and Cobham stockholders, as well as customary closing conditions. Veritas Capital Fund III, L.P., Golden Gate Private Equity, Inc. and GS Direct, L.L.C. have committed to vote in favor of (and not participate in any litigation challenging) this transaction, subject to the terms and conditions of a voting agreement entered into by such parties and Cobham.

        Goldman, Sachs & Co. is acting as lead financial advisor and Stifel is acting as co-financial advisor to the Company. Schulte Roth & Zabel LLP is acting as legal counsel and Richards Layton & Finger, P.A. is acting as special Delaware legal counsel.

About Aeroflex

        Aeroflex Holding Corp. is a leading global provider of high performance microelectronic components, and test and measurement equipment used by companies in the space, avionics, defense, commercial wireless communications, medical and other markets.

About Cobham

        Cobham protects lives and livelihoods with its differentiated technology and know-how, operating with a deep insight to customer needs, and agility. The Group offers an innovative range of technologies and services to solve challenging problems across commercial, defense and security markets, from deep space to the depths of the ocean. It has market leading positions in air-to-air refueling; aviation services; audio, video and data communications, including satellite communications; defense electronics; life support and mission equipment. The most important thing Cobham builds is trust.

Cautionary Statement Regarding Forward-Looking Statements

        This communication contains forward-looking statements that involve numerous risks and uncertainties. The statements contained in this communication that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the expected benefits and closing of the proposed merger, the management of the company and the company's expectations, beliefs and intentions. All forward-looking statements included in this document are based on information available to Aeroflex on the date hereof. In some cases, you can identify forward-looking statements by terminology such as "may," "can," "will," "should," "could," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential," "targets," "goals," "projects," "outlook," "continue," "preliminary," "guidance," or variations of such words, similar expressions, or the negative of these terms or other comparable terminology. No assurance can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on our results of operations or financial condition. Accordingly, actual results may differ materially and adversely from those expressed in any forward-looking statements. Neither Aeroflex nor any other person can assume responsibility for the accuracy and completeness of forward-looking statements. There are various important factors that could cause actual results to differ materially from those in any such forward-looking statements, many of which are beyond Aeroflex's control. These factors include: failure to obtain stockholder approval of the proposed merger; failure to obtain, delays in obtaining or adverse conditions contained in any required regulatory or other approvals; failure to consummate or delay in consummating the transaction for other reasons; changes in laws or regulations; and changes in general economic conditions. Aeroflex undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information please refer to Aeroflex's most recent Form 10-K, 10-Q and 8-K reports filed with the SEC.

Additional Information and Where to Find It

        In connection with the proposed merger and required shareholder approval, Aeroflex will file a proxy statement with the U.S. Securities and Exchange Commission (the "SEC"). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AEROFLEX AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's web site at www.sec.gov. In addition, the documents filed by Aeroflex with the SEC may be obtained free of charge by contacting Aeroflex Holding Corp., Attn: Secretary, Aeroflex Holding Corp., 35 South Service Road, P.O. Box 6022, Plainview, NY 11803-0622. Our filings with the SEC are also available on our website at http://www.aeroflex.com.

Participants in the Solicitation

        Aeroflex and its executive officers and directors may be deemed to be participants in the solicitation of proxies from Aeroflex's shareholders with respect to the Merger. Information about Aeroflex's executive officers and directors and their ownership of Aeroflex's common stock is set forth in the proxy statement for Aeroflex's 2013 Annual Meeting of Shareholders, which was filed with the SEC on October 3, 2013. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Aeroflex and its respective executive officers and directors in the Merger by reading the preliminary and definitive proxy statements regarding the Merger, which will be filed with the SEC.

Contact:

Andrew Kaminsky
Aeroflex Holding Corp.
(516) 752-6401
andrew.kaminsky@aeroflex.com

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  Exhibit 99.1
AEROFLEX TO BE ACQUIRED BY COBHAM PLC FOR APPROXIMATELY $1.46 BILLION Aeroflex shareholders to receive $10.50 per share in cash